Exhibit 99.5

Share DONATION AND Transfer Agreement

This Agreement is dated 3/13/2026

Parties

(1)	Hu Xianqun of Room 602 Tower 4, Langshi Green Jiequ Huijing Rd, Yuhuatai District, Nanjing, the People’s Republic of China (the “Donor”); and

(2)	MetaSphere Limited, a company incorporated in Samoa with its registered office at Portcullis Chambers, P.O. Box 1225, Apia, Samoa (“Donee”).

BACKGROUND

(A)	The Donor owns 3,049,912 Ordinary Shares (par value US$0.0001 per share) (the “Shares”) of Metalpha Technology Holding Limited, a Cayman Islands exempted company whose ordinary shares are listed on the Nasdaq Stock Market (the “Company”).

(B)	The Donee is wholly-owned by Hu Xisha, daughter of the Donor, of 36A, Tower 1, Maya, 15th Sze Shan Street, Yau Tong.

(C)	The Donor wishes to transfer the Shares to the Donee as a gift for no consideration and the Donee wishes to accept the Shares.

Agreed terms

1.	Transfer of Shares

1.1	The Donor hereby transfers to the Donee for no consideration all rights, title, interest and benefit in and to the Shares, effective as of the date of this Agreement.

1.2	The Donee agrees to accept the Shares subject to all applicable transfer restrictions, and acknowledges that the Shares may not be resold without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption therefrom.

1.3	The Donee acknowledges that the Shares may bear a restrictive legend and that the Company and its transfer agent may require customary documentation before effecting any transfer.

2.	US Securities Law Compliance

2.1	Each party acknowledges that the Company’s ordinary shares are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act), and listed on the Nasdaq Stock Market, and that the transfer of the Shares may give rise to reporting and other obligations under US federal securities laws.

2.2	Section 16 Compliance. Each party shall be solely responsible for determining whether it is subject to Section 16 of the Exchange Act with respect to the Company and, if so, for timely filing any required reports on Forms 3, 4, or 5 with the U.S. Securities and Exchange Commission (the “SEC) in connection with this transfer. Neither party shall have any liability to the other for any failure by such other party to comply with Section 16 reporting obligations.

2.3	Section 13 Compliance. Each party shall be solely responsible for determining whether it is required to file any reports or amendments under Section 13 of the Exchange Act (including Schedules 13D and 13G) in connection with this transfer, and for the timely filing of any such reports or amendments with the SEC. Neither party shall have any liability to the other for any failure by such other party to comply with Section 13 reporting obligations.

2.4	Cooperation. Each party agrees to reasonably cooperate with the other party and with the Company in connection with any securities law filings related to this transfer, including by providing information reasonably requested for such filings; provided that neither party shall be required to incur any material expense or liability in connection with such cooperation.

2.5	No Group Formation. Nothing in this Agreement shall be construed to create a “group (within the meaning of Section 13(d)(3) of the Exchange Act) between the Donor and the Donee or any of their respective affiliates with respect to the Company’s securities.

3.	Further Assurances

3.1	The Donor shall instruct the Company and its transfer agent to prepare the relevant corporate documents and/or book-entry transfers such that, as of the date of this Agreement, the Donee is the registered owner of the Shares on the Company’s books and records, and to take such further actions as are necessary to give effect to this transfer.

3.2	Each party shall execute such other documents and do such other acts and things as may be reasonably required to give effect to this Agreement.

4.	Representations and Warranties

4.1	The Donor represents and warrants to the Donee that: (a) the Donor has full power and authority to transfer the Shares; (b) except for potential restrictions under the Securities Act, the Shares are free and clear of all liens, encumbrances, security interests, options, or other adverse claims; (c) the Donor is not in possession of any material non-public information concerning the Company; and (d) this Agreement constitutes the legal, valid, and binding obligation of the Donor, enforceable against the Donor in accordance with its terms.

4.2	The Donee represents and warrants to the Donor that: (a) the Donee has full power and authority to enter into this Agreement; (b) the Donee is acquiring the Shares for its own account for investment purposes and not with a view to distribution in violation of the Securities Act; and (c) this Agreement constitutes the legal, valid, and binding obligation of the Donee, enforceable against the Donee in accordance with its terms.

5.	General Provisions

5.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its conflicts of laws principles.

5.2	Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

5.3	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, and agreements between the parties with respect to such subject matter.

5.4	Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both parties.

5.5	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

5.6	Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party. No failure or delay by any party in exercising any right or remedy shall operate as a waiver thereof.

5.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5.8	Electronic Signatures. This Agreement may be executed and delivered by electronic signature (including PDF, DocuSign, or other electronic signature technology) and such electronic signature shall have the same legal effect as an original ink signature.

5.9	Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by email (with confirmation of receipt), or three (3) business days after being sent by internationally recognized overnight courier to the addresses set forth above (or such other address as a party may designate in writing).

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

Donor:

Signature:	/s/ hU XIANQUN
Name:	Hu Xianqun

Donee:

MetaSphere Limited

By:	/s/ Hu Xisha
Name:	Hu Xisha
Title:	Sole Director

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